EXHIBIT 23.1

Consent Of Independent Auditors

The Board of Directors
 SLM Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-168549) on Form S-8 of Higher One Holdings, Inc. of our report dated July 18, 2013 with respect to the balance sheet of Campus Solutions, a line of business of SLM Corporation, as of December 31, 2012, and the related statements of operations and cash flows for the year then ended, which report appears in the Form 8-K/A of Higher One Holdings, Inc. dated July 23, 2013.

/s/ KPMG LLP

McLean, Virginia
July 23, 2013